Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement as described in Note U, as to which the date is September 12, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K/A for the year ended December 31, 2005.  We also consent to the incorporation by reference of our report dated March 16, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A.  We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 17, 2006